Exhibit 99.1

PAVmed Subsidiary Lucid Diagnostics Announces Upcoming Presentation at Digestive Disease Week 2021

Dr. David Poppers to present on his initial experience with Lucid’s EsoCheck and EsoGuard

NEW YORK, May 13, 2021 (GLOBE NEWSWIRE) — PAVmed Inc. (Nasdaq: PAVM, PAVMZ) (“PAVmed” or the “Company”), a highly differentiated, multi-product, commercial-stage medical technology company, and its major subsidiary Lucid Diagnostics Inc. (“Lucid”), announced today that David Poppers, M.D. Ph.D. will be presenting data on his team’s initial experience using Lucid’s EsoCheck® Esophageal Cell Collection Device and EsoGuard® Esophageal DNA Test at the upcoming Digestive Disease Week 2021 medical conference, which will be held virtually May 21-23, 2021.

Dr. Poppers is Clinical Professor, Division of Gastroenterology and Hepatology at NYU Langone Medical Center in New York City, and an expert in advanced endoscopy and esophageal disease. His presentation, entitled EsoCheck/EsoGuard: a Novel, Simple, Outpatient Technology for the Early Detection of Esophageal Intestinal Metaplasia, Dysplasia, and Adenocarcinoma, will be presented during poster session 7110 to be held on Sunday, May 23, 2021 between 12:15 PM and 1 PM EDT.

Digestive Disease Week® (DDW) is the largest international gathering of physicians, researchers, and academics in the fields of gastroenterology, hepatology, endoscopy and gastrointestinal surgery. DDW is jointly sponsored by the American Association for the Study of Liver Diseases (AASLD), the American Gastroenterological Association (AGA) Institute, the American Society for Gastrointestinal Endoscopy (ASGE) and the Society for Surgery of the Alimentary Tract (SSAT).

About PAVmed and Lucid

PAVmed Inc. is a highly differentiated, multi-product, commercial-stage medical technology company with a diversified product pipeline addressing unmet clinical needs encompassing a broad spectrum of clinical areas with attractive regulatory pathways and market opportunities. Its major subsidiary, Lucid Diagnostics Inc., markets the first and only commercial tools for widespread early detection of esophageal precancer and cancer – the EsoGuard® Esophageal DNA Test and EsoCheck® Esophageal Cell Collection Device. Its GI Health division also includes the complementary EsoCure™ Esophageal Ablation Device with Caldus™ Technology. Its Minimally Invasive Interventions markets its CarpX® Minimally Invasive Device for Carpal Tunnel Syndrome. Other divisions include Infusion Therapy (PortIO™ Implantable Intraosseus Vascular Access Device and NextFlo™ Intravenous Infusion Set), and Emerging Innovations (non-invasive laser-based glucose monitoring, pediatric ear tubes, and mechanical circulatory support). For more information, please visit www.pavmed.com, follow us on Twitter, connect with us on LinkedIn, and watch our videos on YouTube. For more information on our majority owned subsidiary, Lucid Diagnostics Inc., please visit www.luciddx.com, follow Lucid on Twitter, and connect with Lucid on LinkedIn. For detailed information on EsoGuard, please visit www.EsoGuard.com and follow us on Twitter, Facebook and Instagram.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of PAVmed’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Risks and uncertainties that may cause such differences include, among other things, our ability to complete our strategic initiatives, volatility in the price of PAVmed’s common stock, Series W Warrants and Series Z Warrants; general economic and market conditions; the uncertainties inherent in research and development, including the cost and time required advance PAVmed’s products to regulatory submission; whether regulatory authorities will be satisfied with the design of and results from PAVmed’s preclinical studies; whether and when PAVmed’s products are cleared by regulatory authorities; the effectiveness of our marketing initiatives; the establishment of government and private payment insurance coverage; market acceptance of PAVmed’s products once cleared and commercialized; our ability to raise additional funding and other competitive developments. PAVmed has not yet received clearance from the FDA or other regulatory body to market many of its products. The Company has been monitoring the COVID-19 pandemic and its impact on our business. The Company expects the significance of the COVID-19 pandemic, including the extent of its effect on the Company’s financial and operational results, to be dictated by, among other things, the success of efforts to contain it and the impact of actions taken in response. New risks and uncertainties may arise from time to time and are difficult to predict. All of these factors are difficult or impossible to predict accurately and many of them are beyond PAVmed’s control. For a further list and description of these and other important risks and uncertainties that may affect PAVmed’s future operations, see Part I, Item IA, “Risk Factors,” in PAVmed’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as the same may be updated in Part II, Item 1A, “Risk Factors” in any Quarterly Report on Form 10-Q filed by PAVmed after its most recent Annual Report. PAVmed disclaims any intention or obligation to publicly update or revise any forward-looking statement to reflect any change in its expectations or in events, conditions, or circumstances on which those expectations may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements.

Contacts:

Investors

Mike Havrilla

Director of Investor Relations

(814) 241-4138

JMH@PAVmed.com

Media

Shaun O’Neil

Chief Commercial Officer

(518) 812-3087

SMO@PAVmed.com

Jim Heins / Katie Gallagher

LaVoieHealthScience

(646) 491-7042 / (617) 792-3937

PAVmed@lavoiehealthscience.com